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                                                                      EXHIBIT 11
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                          FOR THE PERIODS AS INDICATED
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                                                                     FOR THE THREE MONTHS           FOR THE NINE MONTHS
                                                                      ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                                      1995           1994           1995           1994
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                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during
     the period................................................    102,976,573    101,329,057    102,561,307    100,920,055
  Add --
     Dilutive effect of outstanding options (as determined
       by application of treasury stock method)................      1,391,384      1,242,154      1,133,969      1,232,524
  Weighted average number of common shares,
     as adjusted...............................................    104,367,957    102,571,211    103,695,276    102,152,579
  Net income...................................................   $     62,480         62,151        108,043        174,230
  Less -- Preferred dividend requirement.......................          1,255          1,299          3,843          3,898
  Income available for common shares...........................   $     61,225         60,852        104,200        170,332
  Primary earnings per share...................................   $        .59            .59           1.00           1.67
FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during
     the period................................................    102,976,573    101,329,057    102,561,307    100,920,055
  Add --
     Shares issuable assuming conversion of convertible
       preferred stock.........................................      4,420,713      4,548,236      4,497,757      4,548,236
     Dilutive effect of outstanding options (as determined
       by application of treasury stock method)................      1,476,997      1,242,154      1,492,719      1,267,394
     Shares assuming conversion of convertible debentures......        327,895        498,267        436,864        501,470
  Weighted average number of common shares,
     as adjusted...............................................    109,202,178    107,617,714    108,988,647    107,237,155
  Net income...................................................   $     62,480         62,151        108,043        174,230
  Add -- After tax interest expense and amortization issue
     costs applicable to convertible debentures................             52             81            214            243
  Net income, as adjusted......................................   $     62,532         62,232        108,257        174,473
  Fully diluted earnings per share.............................   $        .57            .58            .99           1.63
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